SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          DATE OF REPORT: April 01, 2002

                                JORE CORPORATION

                000-26889                         81-0465233
        (Commission File Number)        (IRS Employer Identification No.)

                             A Montana Corporation

                    45000 Highway 93 South, Ronan, MT 59864

                                  406/528-4397

Item 5.  Other Events

Press Release  -------------------------- Ronan, Montana - April 01, 2002 - Jore
Corporation announces record earnings and sales for the first quarter.

      JORE CORPORATION ANNOUNCES RECORD FIRST QUARTER EARNINGS AND SALES

Earnings (EBITDA) for the first quarter are projected to be POSITIVE $820,000 versus a LOSS of $2,590,173 for the quarter the prior year.

According to Jore Corporation President and Chief Executive Officer the significant improvement in earnings validates major achievements in the company's turnaraound and restructuring efforts. In spite of tight cash constraints imposed by current financial lines, the company has reduced its operating expenses from over 40% of sales for the first quarter of 2001 to under 19% of sales for the first quarter of 2002. Inventory levels, a major contributor to Jore's chapter 11 problems have been reduced from $22.0 million at 3/31/2001 to an appropiate level of $9.5 million at 3/31/2002.

The company has excited the unnecessary and costly Distribution Center in Missoula, reloacted its assembly operations in to the company's manufacturing facility, reducing handling, cost, and improving efficiency. Over $2.7 million of additional cost savings are identified and ready to implement immediately following a successful reorganization.

Sales for the first quarter of 2002 were a record $11,372,163 compared to $6,480,856 for the same period in 2001 an increase of 76%.

Sales to all major customers are up significantly due to strong retail sell through and early postioning orders from Home Depot. Compared to the prior year, sales of the company's product to Sears are up 72%, Home Depot 13% and sales to Lowe's, which was not a Jore customer during the first quarter of 2001, are nearly 35% over their plan.

The company has demonstrated its commitment to its customers by increasing its service levels to record levels 99.3% at Sears, 98.3% at Home Depot. The customers have responded with strong support for the ongonig viability of the company.

CONTACTS:

        Gerald J. McConnell                     Barbara York
        President/CEO                           Human Resources Manager
        406-528-4480                            406-528-4213


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. JORE CORPORATION


        April 01, 2002                       By:  /s/ Kelly Grove
                                             Kelly Grove
                                             Controller

About Jore Corporation

Jore Corporation is a leader in the design and manufacture of innovative power tool accessories and hand tools for the do-it-yourself and professional craftsman markets. Jore sells its products under the licensed Stanley brand, Ryobi and Porter Cable brands as well as under various private labels of the industry's largest retailers and power tool manufactures, including Sears, The Home Depot, Lowe's, Canadian Tire, Makita and more.